Exhibit 99.1

NEWS RELEASE
CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	February 24, 2010
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts)

Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES

REVENUES AND EARNINGS FOR YEAR-END AND 4TH QUARTER 2009
SAN JOSE, CA – California Water Service Group (NYSE : CWT) today announced 2009 net income of $41 million, up 2% or $0.7 million from 2008, and diluted earnings per share of $1.95, an increase of 3% or $0.05 over the prior year.
     Revenues increased 10% or $39 million, to $449 million, compared to revenues of $410 million for 2008. Revenues included an additional $50 million from rate increases and $11 million in sales to new customers. The net effect of the Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) was an additional $10 million in revenues, while sales to existing customers and other charges declined $32 million.
     Total operating expenses increased 11% or $38 million to $391 million in 2009, as costs for water production expense increased 9%, or $12 million, to $159 million compared to $147 million in 2008. Administrative and General expense increased 27%, or $16 million, to $75 million, primarily due to increased healthcare and benefit costs, new employees added as a result of our Hawaii acquisition, and new employees included in adopted rates for California. Other operations expense increased 11% or $5 million to $57 million, due primarily to increases in conservation expense and water treatment/water quality expense.
     Maintenance expense decreased 2% or $0.4 million to $19 million. Depreciation increased 7% or $2 million to $40 million for the year.
     Net interest expense increased, while income tax increased 3% or $3 million to $27 million, due to the higher pretax income and a higher effective tax rate.
     According to President and Chief Executive Officer Peter C. Nelson, California Water Service Group continued to provide excellent service and high-quality water to customers in 2009 while achieving important objectives in the strategic areas of prudent fiscal management and effective regulatory affairs.
     “As we announced earlier in the year, we amended and restated our 1928 bond indenture to reduce costs, issued $100 million first mortgage bond which received a credit rating of AA- by Standard & Poor’s-rated to raise capital to invest in our business, and put in place a $300 million, unsecured, syndicated line of credit to increase liquidity. We also filed our first- ever California statewide General Rate Case in 2009. We expect a decision later this year with new rates effective January 1, 2011,” Nelson said.
Fourth Quarter 2009 Results
     For the fourth quarter of 2009, net income was $6 million, down 12% or $0.9 million from net income of $7 million in the fourth quarter of 2008, and diluted earnings per common share were $0.31, a decrease of 13% from $0.35 per common share for the same period last year.

     Revenue for the fourth quarter increased by $7 million, up 7% or $107 million compared to $100 million for the same period last year. Revenues reflected an additional $7 million from rate increases, an increase of $2 million in sales to new customers and an additional $4 million in revenue from the WRAM and MCBA. These increases were reduced by a $6 million reduction in sales to existing customers and other charges.
     Total operating expenses for the quarter were $95 million, an increase of 7% or $6 million over operating expenses in the same period last year. Water production costs were up 16% or $6 million to $40 million, due primarily to higher rates charged by wholesalers. Other operations expense increased 13% or $2 million to $15 million, due mainly to conservation expenses and water treatment and water quality expenses.
     Maintenance expense decreased 15% or $1 million to $5 million, mainly due to lower repairs to water mains, and service lines. Depreciation expense decreased 5% or $0.5 million to $9 million. Taxes other than income increased 21% or $0.8 million to $4 million, primarily due to increases in property taxes.
Regulatory Update for 2009
     In July 2009, California Water Service Company filed its first-ever statewide General Rate Case, requesting rate increases of $70.6 million for all 24 California districts. Evidentiary hearings are scheduled for April and May, with a proposed decision in the proceeding anticipated in October. The California Public Utilities Commission’s final decision is scheduled to become effective on January 1, 2011. If the decision is delayed, the Company will seek interim rates and recovery of any lost revenues. The next statewide General Rate Case will be filed in 2012.

2009 Acquisitions
In 2009, California Water Service Company completed its acquisition of Skyline County Water District and Woodside Mutual Water Company, two small systems adjacent to the Company’s Bear Gulch District.
Other Information
     All stockholders and interested investors are invited to listen to the 2009 year-end and fourth quarter conference call on February 25, 2010 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-866-837-9789 and keying in ID #1427079. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 25, 2010 through April 26, 2010, at 1-888-258-7854, ID #1427079. The call, which will be hosted by President and CEO Peter C. Nelson and Vice President and CFO Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available online at www.calwatergroup.com.
     Attachments (2).

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)

	December 31,	December 31,
	2009	2008
ASSETS
Utility plant:
Utility plant	$1,709,062	$1,583,079
Less accumulated depreciation and amortization	(510,985)	(470,712)

Net utility plant	1,198,077	1,112,367

Current assets:
Cash and cash equivalents	9,866	13,869
Receivables
Customers	25,567	22,786
Regulatory balancing accounts	11,114	4,629
Other	8,396	7,442
Unbilled revenue	13,417	13,112
Materials and supplies at weighted average cost	5,530	5,070
Taxes, prepaid expense, and other assets	18,305	12,890

Total current assets	92,195	79,798

Other assets:
Regulatory assets	204,150	198,293
Goodwill	2,615	3,906
Other assets	28,544	23,743

Total other assets	235,309	225,942

	$1,525,581	$1,418,107

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$208	$207
Additional paid-in capital	215,528	213,922
Retained earnings	204,898	188,820

Total common stockholders’ equity	420,634	402,949
Long-term debt, less current maturities	374,269	287,498

Total capitalization	794,903	690,447

Current liabilities:
Current maturities of long-term debt	12,953	2,818
Short-term borrowings	12,000	40,000
Accounts payable
Trade and other	43,689	39,187
Regulatory balancing accounts	2,430	2,585
Accrued interest	4,258	3,295
Accrued expenses and other liabilities	35,028	35,311

Total current liabilities	110,358	123,196

Unamortized investment tax credits	2,318	2,392
Deferred income taxes, net	91,851	72,344
Pension and postretirement benefits other than pensions	137,127	152,685
Regulatory liability and Other	51,405	49,096
Advances for construction	185,027	176,163
Contributions in aid of construction	118,217	117,568
MTBE Settlement	34,375	34,216

	$1,525,581	$1,418,107

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	December 31,	December 31,
	2009	2008
Operating revenue	$106,926	$100,109

Operating expenses:
Operations:
Water production costs	40,015	34,402
Admistrative and General	17,912	17,181
Other operations	15,152	13,431
Maintenance	5,185	6,085
Depreciation and amortization	9,039	9,560
Income taxes	3,375	4,381
Property and other taxes	4,451	3,675

Total operating expenses	95,129	88,715

Net operating income	11,797	11,394

Other income and expenses:
Non-regulated revenue	7,017	4,499
Non-regulated expenses	(5,626)	(5,104)
Loss on sale of non-utility property	(114)	—
Income taxes (expense) benefit on other income and expenses	(519)	258

	758	(347)

Interest expense:
Interest Expense	6,915	5,186
Less: capitalized interest	(811)	(1,456)

Net interest expense	6,104	3,730

Net income	$6,451	$7,317

Earnings per share
Basic	$0.31	$0.35

Diluted	$0.31	$0.35

Weighted average shares outstanding
Basic	20,758	20,719

Diluted	20,776	20,743

Dividends per share of common stock	$0.2950	$0.2925

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Twelve-Months ended:

	December 31,	December 31,
	2009	2008
Operating revenue	$449,372	$410,312

Operating expenses:
Operations:
Water production costs	159,484	146,564
Admistrative and General	75,243	59,429
Other operations	56,577	51,196
Maintenance	18,537	18,969
Depreciation and amortization	39,778	37,339
Income taxes	24,812	24,507
Property and other taxes	16,822	14,839

Total operating expenses	391,253	352,843

Net operating income	58,119	57,469

Other income and expenses:
Non-regulated revenue	18,190	14,230
Non-regulated expenses	(12,452)	(15,097)
Gain on sale of non-utility property	560	7
Income taxes (expense) benefit on other income and expenses	(2,550)	376

	3,748	(484)

Interest expense:
Interest Expense	24,394	20,591
Less: capitalized interest	(3,081)	(3,411)

Net interest expense	21,313	17,180

Net income	$40,554	$39,805

Earnings per share
Basic	$1.95	$1.90

Diluted	$1.95	$1.90

Weighted average shares outstanding
Basic	20,745	20,710

Diluted	20,766	20,734

Dividends per share of common stock	$1.1800	$1.1700